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EXHIBIT 99.1

                                                                    Exhibit 99.1



SATX, INC. CLOSES TTC ACQUISITION

ATLANTA--(BUSINESS WIRE)--Sept. 6, 2001--SATX, Inc. (OTCBB: SATX - news) announced today that it has completed the acquisition of Total Telephone Concepts (TTC), a correctional facility telecommunications management company.

The acquisition was a stock-for-stock transaction with SATX issuing TTC three million shares (3,000,000) of SATX common stock for all of the issued and outstanding shares of TTC. In addition to the three million SATX shares, TTC shareholders received warrants to purchase additional SATX common stock at various prices in the future. The structure is unique in that as SATX and TTC succeed, the warrants provide for additional compensation to the TTC shareholders and additional capital to SATX but the structure minimizes SATX's upfront risk and shareholder dilution.

President and CEO Terry Colbert remarked, "We are pleased to report to the SATX shareholders that this acquisition is closed on time and according to the previously stated terms. The shareholders should be very pleased with the structure of this acquisition as it minimizes shareholder dilution and the warrants are based on performance, which makes this a very good deal. TTC brings SATX over $2MM in annual revenues with immediate growth potential to double the revenue stream within twelve months."

Dr. R.J. "Bud" Bono commented, "We are really excited to become a part of SATX. Terry and his management team have done everything they said they were going to do to get this acquisition consummated on time and they were very thorough in their due diligence and documentation. It is a pleasure working with them and we know from our experience working with his team that the future looks excellent for all of us. All of us at TTC are totally dedicated to the success of SATX."

About Total Telephone Concepts

TTC owns and operates inmate telephone systems in 25 correctional facilities in seven states. Headquartered in Houston, Texas TTC is a leader in the correctional facility telecommunications business. TTC's management team has been in the inmate telephone business for over fifteen years and brings valuable experience and knowledge to SATX.

About SATX, Inc.

SATX, Inc. is a holding Company with access to capital to implement its business plan and is in the process of developing several interrelated subsidiaries. The Company's primary focus is to develop and build a core group of companies including: a GPS Technology Group, a Correctional Facilities Telecommunications Group, a Telemedicine Group, and an IT and Support Group that will support all of the companies.

Any statements released by SATX that are forward-looking are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Editors and investors are cautioned that forward-looking statements involve risk and uncertainties that may affect SATX's business prospects and performance. Actual results may differ materially from the results predicted, and reported results should not be considered an indication of future performance. It is further noted that data referenced in this release may represent partial data, such as sales results, which are subject to supplementation by other disclosures by the Company. Potential risks and uncertainties may include economic, competitive, governmental, technological, or other factors discussed in SATX's filings with the SEC on forms 10-K, 10-Q, and 8-K.